Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2014 Results

(Minneapolis, MN, April 24, 2014) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $45.9 million for the second fiscal quarter of 2014, compared with $48.2 million for the second fiscal quarter of 2013. Net income was $0.7 million, or $0.03 per diluted share, in the second fiscal quarter of 2014 compared to $1.0 million, or $0.04 per diluted share, in the year ago comparable quarter.
“Our overall revenue was in line with guidance provided when we announced earnings last quarter,” said Joe Dunsmore, President and Chief Executive Officer. “However, we were disappointed by the miss on our second quarter operating margins.”
On April 23, Mr. Dunsmore announced his intention to retire as Digi’s CEO and Chairman. He will remain fully focused on driving the execution of the company’s operations through the end of the calendar year while the Board of Directors conducts a search for his successor.
Net income in the second fiscal quarter of 2014 was positively impacted by a reversal of certain tax reserves in connection with the conclusion of a federal income tax audit more fully described later in this earnings release, resulting in a tax benefit of $1.1 million, or $0.04 per diluted share. Net income in the second fiscal quarter of 2013 was unfavorably impacted by a legal settlement with U.S. Ethernet Innovations, LLC of $1.0 million, net of taxes, or $0.04 per diluted share.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q2 2014	Q2 2013	YTD 2014	YTD 2013
Total Revenue	$45,882	$48,197	$93,204	$95,188
Operating (Loss) Income	$(649)	$419	$(21)	$2,091
Net Income	$738	$1,000	$1,426	$2,230
Net Income per Diluted Share	$0.03	$0.04	$0.05	$0.08

Non-GAAP Results*
(in thousands, except per share data)	Q2 2014	Q2 2013	YTD 2014	YTD 2013
Operating (Loss) Income	$(649)	$1,907	$60	$3,579
Net (Loss) Income	$(367)	$1,591	$159	$2,677
Net (Loss) Income per Diluted Share	$(0.01)	$0.06	$0.01	$0.10
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.

Business Results for the Three Months Ended March 31, 2014
Revenue from our hardware products for the second fiscal quarter of 2014 was $40.6 million, compared to product revenue of $43.1 million for the second fiscal quarter of 2013, a decrease of $2.5 million or 5.9%. Revenue from growth hardware products was $20.8 million in the second fiscal quarter of 2014, compared to $22.0 million in the second fiscal quarter of 2013, a decrease of $1.2 million or 5.4%. Revenue from mature hardware products was $19.8 million in the second fiscal quarter of 2014, compared to $21.1 million in the second fiscal quarter of 2013, a decrease of $1.3 million or 6.5%.

Digi International Reports Second Fiscal Quarter 2014 Results

Revenue from our service offerings, which are part of our growth portfolio, was $5.3 million in the second quarter of fiscal 2014, compared to $5.1 million in the year ago comparable quarter, an increase of $0.2 million or 4.6%.
Revenue in North America was $27.4 million in the second fiscal quarter of 2014 compared to $28.6 million in the second fiscal quarter of 2013, a decrease of $1.2 million or 4.3%. Revenue in EMEA (Europe, Middle East and Africa) was $11.9 million in the second fiscal quarters of both 2014 and 2013. Revenue in the Asia Pacific region was $5.0 million in the second fiscal quarter of 2014, compared to $6.3 million in the second fiscal quarter of 2013, a decrease of $1.3 million or 20.3%. Latin American revenue was $1.6 million in the second fiscal quarter of 2014, compared to $1.4 million in the comparable quarter a year ago, an increase of $0.2 million or 14.0%.
Gross profit was $21.8 million in the second fiscal quarter of 2014, compared to $25.0 million in the same period of the prior year, a decrease of $3.2 million or 12.7%. The gross margin was 47.5% in the second fiscal quarter of 2014. compared to 51.8% in the second fiscal quarter of 2013.  The gross margin was lower in the second fiscal quarter of 2014 than in the comparable period a year ago primarily due to lower gross margins from our services offerings as well as hardware product mix.
Total operating expenses in the second fiscal quarter of 2014 were $22.4 million, or 48.9% of revenue, compared to $24.5 million, or 50.9% of revenue, in the second fiscal quarter of 2013. Operating expenses in the second fiscal quarter of 2013 included $1.5 million, or 3.2% of revenue, relating to the settlement of a patent infringement lawsuit with U.S. Ethernet Innovations, LLC.
Digi reported an operating loss of $0.6 million, or 1.4% of revenue, in the second fiscal quarter of 2014, compared to operating income of $0.4 million, or 0.9% of revenue, in the second fiscal quarter of 2013. Operating income for the second fiscal quarter of 2013 included the settlement of the aforementioned patent infringement lawsuit of $1.5 million. Please refer to the table reconciling operating (loss) income to non-GAAP operating (loss) income, which is provided later in this earnings release.
Net income was $0.7 million in the second fiscal quarter of 2014, or $0.03 per diluted share, compared to $1.0 million, or $0.04 per diluted share, in the second fiscal quarter of 2013. In conjunction with a federal income tax audit that was settled during the second fiscal quarter of 2014, certain reserves were remeasured and reversed resulting in a discrete tax benefit of $1.1 million, or $0.04 per diluted share. Net income in the second fiscal quarter of 2013 included a charge for the settlement of a patent infringement lawsuit of $1.0 million, net of taxes, or $0.04 per diluted share, partially offset by a tax benefit of $0.4 million, or $0.01 per diluted share, resulting from legislation that was enacted that allowed Digi to record tax credits for the last three quarters of fiscal 2012. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net (loss) income and net (loss) income per diluted share, which is provided later in this earnings release.
Earnings before interest, taxes, depreciation and amortization in the second fiscal quarter of 2014 were $1.2 million, or 2.7% of revenue, compared to $2.8 million, or 5.9% of revenue, in the second fiscal quarter of 2013.
Business Results for the Six Months Ended March 31, 2014
For the six months ended March 31, 2014, Digi reported revenue of $93.2 million, compared to revenue of $95.2 million for the six months ended March 31, 2013.
Revenue from our hardware products for the first six months of fiscal 2014 was $82.5 million, compared to $86.2 million in the first six months of fiscal 2013, a decrease of $3.7 million or 4.2%. Revenue from growth hardware products for the first six months of fiscal 2014 was $42.6 million, compared to $43.8 million for the first six months of fiscal 2013, a decrease of $1.2 million or 2.6%. Revenue from mature hardware products was $39.9 million for the first six months of fiscal 2014, compared to $42.4 million in the first six months of fiscal 2013, a decrease of $2.5 million or 5.8%.
Revenue from our service offerings was $10.7 million for the first six months of fiscal 2014, or 11.4% of revenue, compared to $9.0 million for the first six months of fiscal 2013, or 9.5% of revenue, an increase of $1.7 million or 17.9%.
For the six months ended March 31, 2014, Digi reported net income of $1.4 million, or $0.05 per diluted share, compared to net income for the six months ended March 31, 2013 of $2.2 million, or $0.08 per diluted share. Net income was favorably impacted for the first six months of fiscal 2014 by the aforementioned reversals of tax reserves related to a federal income tax audit as well as the expiration of the statutes of limitation in the U.S., totaling $1.3 million, or $0.05 per

Digi International Reports Second Fiscal Quarter 2014 Results

diluted share. Net income was unfavorably impacted for the first six months of fiscal 2013 as a result of the aforementioned patent infringement settlement of $1.0 million, net of tax, or $0.04 per diluted share, which was partially offset by a benefit of $0.5 million, or $0.02 per diluted share, resulting from the enactment of legislation that allowed Digi to record tax credits for the last three quarters of fiscal 2012, and the reversal of tax reserves for the expiration of the statute of limitations for both U.S. and foreign jurisdictions.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $99.4 million at March 31, 2014, a decrease of $6.3 million from September 30, 2013, primarily resulting from repurchases of common stock. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At March 31, 2014, Digi’s current ratio was 8.1 to 1 compared to 7.0 to 1 at September 30, 2013.
Second Fiscal Quarter 2014 Business Highlights:

•
Digi International and Arrow Electronics Inc. signed a global distribution agreement expanding their existing successful North American distribution alliance. Arrow will offer leading Digi embedded products and Device Cloud by Etherios™, which allows any device to communicate with any application anywhere in the world. Previously available to Arrow customers in North America, these solutions now are available globally. This strategic relationship strengthens Digi’s worldwide channel strategy and increased ability to service large multi-national projects outside of North America.

•
OEM Technology Solutions, a Digi International customer of over 20 years, announced that it will use Device Cloud by Etherios to further its offerings in preventative customer service and condition-based monitoring on rail systems throughout the world. OEM Technology Solutions equipment powers over 20,000 systems in rail cars in 20 countries. The company first turned to Digi International for its hardware, such as the ConnectCore® Wi-9C embedded wireless module and Digi TransPort® WR44 cellular gateway, to enable its products wirelessly. Now, Device Cloud makes that information even more accessible and actionable by making it available via the web.

•
Etherios will develop a system to maximize solar power generation. The system calculates the amount of energy needed per residence and transfers unused solar power to those in need by way of the smart grid. The Etherios Wireless Design Services group will develop the hardware and software, including a wireless gateway that will connect the energy monitoring system and Device Cloud by Etherios. The gateway will monitor electrical energy generation, storage and consumption, and export to the electrical utility.

•
The leading information system provider for the taxi business will use the ConnectCore® Wi-i.MX53 in solutions related to online card payment, intelligent positioning systems, and data collection systems. The company provides system and software integration services in demanding mobile system ventures.

•
In February, Digi International announced the release of the Digi TransPort® WR11, a cellular router that provides a secure and reliable connection for retail and point-of-sale applications. The Digi TransPort WR11 connects ATMs, lottery terminals, payment kiosks, vending machines, and digital signs with cellular networks. The WR11 helps retailers and payment network operators increase network uptime and reduce costs associated with disconnected stores and payment terminals. The WR11 is part of the Digi TransPort family of 3G/4G cellular routers that provide flexible, enterprise level cellular routers for remote and mobile networking applications. Many are used in large-scale secure electronic payment networks for point-of-sale, lottery, self-service kiosks, and off-premise ATM machines.

•
In February, Digi International announced the ConnectCore® 6, the world’s first surface mount multi-chip module with built-in wireless connectivity. The ConnectCore 6 provides access to all of the features of the Freescale® i.MX 6 Quad, i.MX 6 Dual and i.MX 6 Solo processors, making it the ideal solution for M2M applications. The module’s small form factor and design, which requires no connectors, reduces manufacturing costs and makes it easier than ever to add wireless capabilities to portable devices.

Digi International Reports Second Fiscal Quarter 2014 Results

Reconciliation of Operating (Loss) Income to Non-GAAP Operating (Loss) Income
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Operating (Loss) Income	$(649)	(1.4)%	$419	0.9%	$(21)	—%	$2,091	2.2%
Legal settlement	—	—%	1,525	3.2%	—	—%	1,525	1.6%
Restructuring reserve	—	—%	(37)	—%	81	0.1%	(37)	—%
Non-GAAP operating (loss) income*	$(649)	(1.4)%	$1,907	4.0%	$60	0.1%	$3,579	3.8%
*Percentages presented may not add due to use of rounded numbers.

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net (Loss) Income and Net (Loss) Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2014		2013		2014		2013
Net income and net income per common share, diluted	$738	$0.03	$1,000	$0.04	$1,426	$0.05	$2,230	$0.08
Legal settlement, net of taxes	—	—	991	0.04	—	—	991	0.04
Restructuring reserve, net of taxes	—	—	(24)	—	53	—	(24)	—
Discrete tax benefits for extended research and development tax credits, re-measurement and reversal of certain tax reserves as a result of a federal income tax audit, and expiration of statute of limitations in various tax jurisdictions	(1,105)	(0.04)	(376)	(0.01)	(1,320)	(0.05)	(520)	(0.02)
Non-GAAP net (loss) income and net (loss) income per diluted share *	$(367)	$(0.01)	$1,591	$0.06	$159	$0.01	$2,677	$0.10
Diluted weighted average common shares		26,144		26,476		26,189		26,474
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Digi International Reports Second Fiscal Quarter 2014 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	Three months ended March 31,				Six months ended March 31,
	2014		2013		2014		2013
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$45,882	100.0%	$48,197	100.0%	$93,204	100.0%	$95,188	100.0%
Net income	738	1.6%	1,000	2.1%	1,426	1.5%	2,230	2.3%
Interest income, net	(49)	(0.1)%	(13)	—%	(92)	(0.1)%	(65)	(0.1)%
Income tax (benefit) provision	(1,317)	(2.9)%	(130)	(0.3)%	(1,241)	(1.3)%	488	0.6%
Depreciation and amortization	1,870	4.1%	1,990	4.1%	3,719	4.0%	3,909	4.1%
Earnings before interest, taxes, depreciation and amortization*	$1,242	2.7%	$2,847	5.9%	$3,812	4.1%	$6,562	6.9%
*Percentages presented may not add due to use of rounded numbers.
Fiscal 2014 Guidance
For the third fiscal quarter of 2014, Digi projects revenue in a range of $46.5 million to $49.5 million with a most likely revenue of approximately $48.0 million. Digi projects net income per diluted share for the third fiscal quarter of 2014 in a range of ($0.02) to $0.02, with a most likely net income per diluted share of $0.00.
For the full fiscal year 2014, Digi now projects revenue in a range of $188.0 million to $194.0 million with a most likely annual revenue of approximately $191.0 million. Digi now projects annual net income per diluted share to be in a range of $0.06 to $0.12, with a most likely net income per diluted share of $0.09.
Second Fiscal Quarter 2014 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, April 24, 2014 after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (866) 318-8612 and entering passcode 78419801. International participants may access the call by dialing (617) 399-5131 and entering passcode 78419801. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 17707936 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website at www.digi.com.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and

Digi International Reports Second Fiscal Quarter 2014 Results

statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2013 and other subsequent filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes historical non-GAAP operating income and net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted operating income and net income and net income per diluted share exclusive of legal settlements, restructuring expenses, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. We believe that the presentation of EBITDA as a percentage of revenue is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps investors compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Digi International Reports Second Fiscal Quarter 2014 Results

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013
Revenue:
Hardware product	$40,560	$43,111	$82,549	$86,154
Service	5,322	5,086	10,655	9,034
Total revenue	45,882	48,197	93,204	95,188
Cost of sales:
Cost of hardware product	20,012	20,122	40,275	40,248
Cost of service	4,090	3,114	8,241	5,500
Total cost of sales	24,102	23,236	48,516	45,748
Gross profit	21,780	24,961	44,688	49,440
Operating expenses:
Sales and marketing	10,399	10,414	20,618	20,688
Research and development	7,411	7,775	14,668	15,192
General and administrative	4,619	6,390	9,342	11,506
Restructuring charges, net	—	(37)	81	(37)
Total operating expenses	22,429	24,542	44,709	47,349
Operating (loss) income	(649)	419	(21)	2,091
Other income, net:
Interest income	50	50	93	102
Interest expense	(1)	(37)	(1)	(37)
Other income, net	21	438	114	562
Total other income, net	70	451	206	627
(Loss) income before income taxes	(579)	870	185	2,718
Income tax (benefit) provision	(1,317)	(130)	(1,241)	488
Net income	$738	$1,000	$1,426	$2,230
Net income per common share:
Basic	$0.03	$0.04	$0.06	$0.09
Diluted	$0.03	$0.04	$0.05	$0.08
Weighted average common shares:
Basic	25,644	26,138	25,680	26,163
Diluted	26,144	26,476	26,189	26,474

Digi International Reports Second Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013
Net income	$738	$1,000	$1,426	$2,230
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(181)	(3,090)	162	(3,379)
Change in net unrealized gain (loss) on investments	26	(61)	64	(59)
Less income tax (provision) benefit	(10)	24	(25)	23
Other comprehensive (loss) income, net of tax	(165)	(3,127)	201	(3,415)
Comprehensive income (loss)	$573	$(2,127)	$1,627	$(1,185)

Digi International Reports Second Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$43,557	$41,320
Marketable securities	45,035	47,006
Accounts receivable, net	25,900	26,829
Inventories	30,592	26,140
Deferred tax assets	3,435	3,174
Other	5,261	4,835
Total current assets	153,780	149,304
Marketable securities, long-term	10,804	17,389
Property, equipment and improvements, net	13,673	13,910
Identifiable intangible assets, net	8,309	9,728
Goodwill	104,045	103,569
Deferred tax assets	6,520	5,832
Other	419	221
Total assets	$297,550	$299,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,114	$8,906
Accrued compensation	6,198	7,410
Accrued warranty	972	1,063
Other	2,725	3,911
Total current liabilities	19,009	21,290
Income taxes payable	2,387	3,903
Deferred tax liabilities	330	415
Other noncurrent liabilities	124	79
Total liabilities	21,850	25,687

Total stockholders’ equity	275,700	274,266
Total liabilities and stockholders’ equity	$297,550	$299,953

Digi International Reports Second Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2014	2013
Operating activities:
Net income	$1,426	$2,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	1,828	1,705
Amortization of identifiable intangible assets	1,891	2,204
Stock-based compensation	2,070	1,914
Excess tax benefits from stock-based compensation	(44)	(53)
Deferred income tax benefit	(1,065)	(1,079)
Bad debt/product return (recovery) provision	(151)	285
Inventory obsolescence	409	554
Restructuring charges, net	81	—
Other	46	(307)
Changes in operating assets and liabilities (net of acquisition)	(9,681)	(4,103)
Net cash (used in) provided by operating activities	(3,190)	3,350
Investing activities:
Purchase of marketable securities	(5,157)	(37,337)
Proceeds from maturities of marketable securities	13,778	38,161
Acquisition of business, net of cash acquired	—	(12,919)
Purchase of property, equipment, improvements and certain other intangible assets	(1,921)	(2,080)
Net cash provided by (used in) investing activities	6,700	(14,175)
Financing activities:
Excess tax benefits from stock-based compensation	44	53
Proceeds from stock option plan transactions	3,209	590
Proceeds from employee stock purchase plan transactions	561	248
Purchases of common stock	(5,416)	(6,765)
Net cash used in financing activities	(1,602)	(5,874)
Effect of exchange rate changes on cash and cash equivalents	329	(1,190)
Net increase (decrease) in cash and cash equivalents	2,237	(17,889)
Cash and cash equivalents, beginning of period	41,320	60,246
Cash and cash equivalents, end of period	$43,557	$42,357

Supplemental schedule of non-cash investing activities:
Issuance of common stock for business acquisition	$—	$6,804